Exhibit 99.1
Tidelands Royalty Trust “B”
News Release
TIDELANDS ROYALTY TRUST “B”
ANNOUNCES FIRST QUARTER CASH DISTRIBUTION
     DALLAS, Texas, March 20, 2009 — U.S. Trust, as Trustee of Tidelands Royalty Trust “B” (OTC BB: TIRTZ.OB), today declared a quarterly cash distribution to the holders of its units of beneficial interest of $.855973 per unit, payable on April 14, 2009, to unit holders of record on March 31, 2009. Tidelands’ distributions to unitholders are determined by royalties received up to the date the amount is declared. There is a delay of about three months between the month of production and the time of payment.
     The distribution this quarter is only slightly less than the $.892512 per unit distributed last quarter. Hurricanes Gustav and Ike and lower gas prices contributed to the decrease. This distribution for the most part is from royalties on gas produced during the months of October, November and December of 2008. Natural gas prices during these months were down approximately 30% from the levels realized during the three months of the previous quarter.
     Effective November 1, 2008, American Stock Transfer & Trust Company (“AST”) is now serving as the new transfer agent and registrar for Tidelands Royalty Trust “B”. Unitholders with registered accounts can contact AST with questions relating to transfer instructions, change of addresses, direct deposit of distribution checks, and any other account related questions. The toll free number to call AST is 1-888-667-7694.
     For more information on Tidelands Royalty Trust “B”, including current financial reports and the 2008 tax information, please visit our website at http://www.tirtz-tidelandsroyaltytrust.com/.
* * *
Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management Toll Free — 800.985.0794